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                                                                Exhibit 99.1

[LOGO]

                                                                    NEWS RELEASE


                                                                        CONTACT:
                                                             Mark R. Friedlander
                                                           Grubb & Ellis Company
                                                         847/753-9010, ext. 3013


FOR IMMEDIATE RELEASE


               GRUBB & ELLIS ANNOUNCES SALE OF 2.5 MILLION SHARES
               OF COMMON STOCK TO ARCHON GROUP FOR $11.25 MILLION

     NORTHBROOK, Ill., Jan. 27, 1997 --- Grubb & Ellis Company (NYSE: GBE) announced today that it has sold 2.5 million shares of its common stock, equivalent to approximately an 11 percent interest in the Company, for $11,250,000 to a strategic investor, Archon Group, L.P.

     A majority-owned subsidiary of the international investment bank Goldman Sachs & Co., and headquartered near Dallas in Irving, Texas, Archon Group is one of the nation's largest real estate service companies, currently managing over $4 billion of assets on a cost basis.

     Additionally, Northbrook, Ill.-based Grubb & Ellis announced that Todd A. Williams, a vice president at Goldman Sachs, has been elected to the Grubb & Ellis board of directors.

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ARCHON INVESTMENT---Page 2


     The $11,250,000, together with existing cash, will be used by Grubb & Ellis to exercise an option to purchase, and then retire, Grubb & Ellis' remaining debt of $15 million face amount senior notes, at a price equal to $13 million plus interest. The debt was purchased from Warburg, Pincus Investors, L.P., Grubb & Ellis' principal stockholder. This transaction will result in a non-recurring gain to Grubb & Ellis due to extinguishment of debt in an amount equal to approximately $2 million.

     Grubb & Ellis is also in negotiations to secure a bank line of credit for general corporate purposes and acquisitions.

     Archon Group was formed by Goldman Sachs when it acquired and consolidated the investment, asset and development functions previously performed by the J.E. Robert Companies. Archon Group manages over 1,500 loan and real estate assets covering approximately 58,000 multi-family units, 24 million square feet of commercial, 11 million square feet of retail, 12 million square feet of industrial properties, 3,900 hotel rooms and more than 1,200 acres of land.

     The Archon Group investment is the second significant common stock transaction announced by Grubb & Ellis in recent weeks. On Dec. 11, 1996, Grubb & Ellis sold 2.5 million shares of its common stock to principals of the Kojaian Companies, Southfield, Mich.

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ARCHON INVESTMENT---Page 3


     "These two transactions have allowed us to eliminate our debt and significantly enhance our balance sheet," said Neil Young, president and CEO, Grubb & Ellis. "These investments will enable us to continue to move forward with the customer-focused business initiatives that we began in 1996. Over the past year, our debt has been eliminated completely after a high point of more than $28 million."

     Grubb & Ellis Company, one of the nation's largest publicly traded full-service commercial real estate firms, has nearly 3,000 sales associates and staff nationwide. Through its 87 offices in 60 cities, Grubb & Ellis services every major metropolitan area in the United States. In 1996, the firm completed over 13,000 transactions valued in excess of $9 billion.

     Through its wholly-owned subsidiary, Axiom Real Estate Management, Inc., Grubb & Ellis provides traditional third-party property management and facilities management services. Grubb & Ellis/Axiom manages over 80 million square feet of facilities and commercial space nationwide with a total portfolio value of $8.6 billion.

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